Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated effective as of September 14, 2022, is entered into by and among I-Minerals Inc., a Canadian corporation (“Seller”), BV Lending, LLC, an Idaho limited liability company (“Buyer”), and i-minerals USA, inc., an Idaho corporation and wholly owned subsidiary of Seller (the “Company”). Capitalized terms used in this Agreement have the meanings given to such terms below, as such definitions are identified by the cross-references set forth in Exhibit A to this Agreement.

RECITALS

A.                  Seller owns all the issued and outstanding shares of capital stock (the “Shares”) of the Company.  Seller desires to sell the Shares to Buyer, and Buyer desires to accept the Shares from Seller (the “Transaction”), subject to the terms and conditions set forth herein.

B.                  Pursuant to the Loan Agreements dated June 1, 2016, September 11, 2018, and October 25, 2019, each among Buyer, Seller and the Company (as amended to date, collectively the “Loan Agreements”), Buyer agreed to advance certain funds to Seller to develop that certain mining project referred to as the Bovill Project and located in Latah County, Idaho, U.S.A (the “Project”).

C.                  As of the date hereof, the aggregate amount of principal and interest outstanding and owed by Seller to Buyer under the Loan Agreements is equal to $35,400,000 (the “Seller Debt”).

D.                  Pursuant to advances made by Seller to the Company prior to the date hereof (together with any advances between the date hereof and Closing, collectively, the “Company Loan”), the Company owes Seller an aggregate amount of principal and interest outstanding equal to $25,700,000 (as such debt exists on the Closing Date, the “Company Debt”).

E.                   Pursuant to that certain contribution agreement to be entered into on or before the Closing between Seller and the Company (the “Contribution Agreement”), Seller will contribute and assign all of Seller’s right, title and interest in and to the right to receive payment of the Company Debt to the Company as a capital contribution to the Company, and the Company Debt will thereby be cancelled in its entirety.

F.                   Buyer and Seller have agreed the fair market value of the Shares, after giving effect to the Contribution Agreement, is $3,000,000 (the “Share Value”).

G.                 The Shares constitute all or substantially all of the property of Seller and, as such, the shareholders of Seller (“Seller Shareholders”) must approve the Transaction in accordance with Section 189(3) of the Canada Business Corporations Act and Section 5.6 of Multilateral Instrument – 61-101 (the “Seller Shareholder Resolution”).

H.                  Seller has received the opinion of RwE Growth Partners, Inc. (the “Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the qualifications set forth therein, the consideration to be received by Seller pursuant to Section 1.1 of this Agreement is fair, from a financial point of view, to the Seller Shareholders (the “Fairness Opinion”).

I.                    The special committee of independent directors (the “Special Committee”) established by the board of directors of Seller (the “Seller Board”) in connection with the transactions contemplated

115439161.13 0074720-00001

by this Agreement and the Seller Board have, after consultation with their financial and legal advisors and reviewing the Fairness Opinion, each unanimously (a) determined that this Agreement and the transactions contemplated hereunder are fair to and in the best interests of Seller and its shareholders, (b) declared it advisable for Seller to enter into this Agreement, (c) approved the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereunder, and (d) resolved to recommend that Seller Shareholders approve this Agreement and the consummation by Seller of the transactions contemplated hereunder (the “Board Recommendation”).

J.                    Buyer has entered into voting and support agreements dated the date hereof with each director and officer of Seller that owns securities of Seller (the “Supporting Seller Shareholders”), pursuant to which such Supporting Seller Shareholders have agreed, among other things, to vote the common shares in the Seller (the “Seller Shares”) beneficially owned by them in favour of the Seller Shareholder Resolution in accordance with the terms of such agreements.

The parties agree as follows:

AGREEMENT

1.                   Purchase and Sale.

1.1               Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for a purchase price equal to the Share Value payable in the consideration specified in Section 1.2.

1.2               Consideration.  As full consideration for the Shares, Buyer and Seller agree that (a) the Buyer’s obligation to pay the purchase price in an amount equal to the Share Value, and (b) the Seller’s obligation to pay an amount of principal owing under the Loan Agreements equal to the Share Value shall be set-off against each other, dollar-for-dollar, immediately following which the Buyer shall transfer and assign to Seller all of Buyer’s right, title and interest in and to the right to receive payment of the remainder of the outstanding Seller Debt together with any additional interest thereon and any additional amounts loaned to the Seller from Buyer  from the date hereof until the Closing Date (exclusive of any amounts loaned pursuant to the FIRPTA Note) and any interest thereon, the balance of which shall be deemed written off and forgiven as of the Closing. As of the Closing Date, (i) the Loan Agreements, (ii) that certain General Security Agreement dated December 5, 2019, as amended, (iii) that certain Continuing and Unconditional Guaranty dated December 6, 2019, by the Company in favor of Buyer, as amended, and (iv) that certain Mortgage and Security Agreement dated December 5, 2019, by the Company in favor of Buyer, as amended, shall automatically without any action on the part of any party be terminated and no longer effective.

1.3               FIRPTA Withholding. The parties agree that Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will apply to the transfer of the Shares pursuant to this Agreement and Seller is obligated to pay, and Buyer is obligated to withhold and pay over to the Internal Revenue Service (the “IRS”), an amount equal to fifteen percent (15%) of the Share Value (such amount, the “FIRPTA Withholding”). Buyer shall timely after the Closing remit the FIRPTA Withholding, and such agreements, certificates, instruments and other documentation in connection therewith, to the IRS as required under applicable law.  The FIRPTA Withholding shall be funded from the following sources of

STOCK PURCHASE AGREEMENT - 2
115439161.13 0074720-00001

funds and in the following priority: (i) first, from the proceeds of the Seller Debt, if any, on hand with Seller as of the Closing Date, and (ii) second, from the proceeds of a promissory note delivered by Seller in favor of Buyer, dated as of the Closing Date, in such principal amount as necessary to fund the balance of the FIRPTA Withholding and in such form and substance as mutually acceptable to the parties (the “FIRPTA Note”).  Within three business days after receiving any refund of all or any portion of the FIRPTA Withholding from the IRS (the “Refunded Amount”), Seller shall remit the Refunded Amount to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer, and promptly after receipt of such remittance, the outstanding principal of the FIRPTA Note, if applicable, shall be deemed paid and reduced in an amount equal to the Refunded Amount. For the avoidance of doubt, the FIRPTA Note shall be deemed separate from the Seller Debt and shall not be forgiven pursuant to Section 1.2 above. After the date hereof, Seller shall provide Buyer with such assistance as may reasonably be requested by Buyer in connection with (i) the determination of Buyer’s withholding obligations under Section 1445 of the Code and the regulations promulgated thereunder, (ii) the preparation and submission of any documents or materials related to Buyer’s withholding obligations under Section 1445 of the Code and the regulations promulgated thereunder, including, without limitation, any request for a refund of the FIRPTA Withholding, and (iii) Buyer’s compliance with Section 1445 of the Code and the regulations promulgated thereunder. Such assistance shall include, but not be limited to, providing Buyer copies of relevant tax returns and supporting materials, providing Buyer with any records or information that may be relevant to the FIRPTA Withholding, and delivering such powers of attorney and other documents as may be reasonably necessary to carry out the intent of this Section 1.3.

1.4               Cancellation of the Company Debt.  The consummation of the Contribution Agreement shall occur immediately prior to the consummation of any other transaction under this Agreement on the Closing Date.

2.                   Seller Meeting.

2.1               Holding of Meeting. Subject to the terms and conditions of this Agreement, the Seller will take all action necessary in accordance with all applicable Laws to:

(a)                duly call, give notice of, convene and hold a special meeting of Seller Shareholders (including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, the “Seller Meeting”) to consider the Seller Shareholder Resolution as promptly as practicable, and in any event not later than the date that is 45 days after the date a definitive Proxy Statement (as defined below) is first mailed to the Seller Shareholders;

(b)               not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Seller Meeting without the prior written consent of Buyer, except (i) as required for quorum purposes (in which case the Seller Meeting shall be adjourned and not cancelled) or by applicable law; or (ii) if this Agreement is terminated as required or permitted under Section 10;

(c)                subject to the terms of this Agreement, solicit proxies in favour of the approval of the Seller Shareholder Resolution and against any resolution submitted by any Seller Shareholder that is inconsistent with the Seller Shareholder Resolution and the completion of any of the transactions contemplated by this Agreement, and, if requested by Buyer and at the expense of Buyer, engage a dealer and proxy solicitation agent for such purpose (such dealer and/or agent to be selected by Seller after consultation with Buyer), and cooperate with any such agent or other Persons engaged by Buyer to solicit proxies in favour of the approval of the Seller Shareholder Resolution;

STOCK PURCHASE AGREEMENT - 3
115439161.13 0074720-00001

(d)               provide Buyer with copies of or access to information regarding the Seller Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by Buyer;

(e)               consult with Buyer in fixing the record date for the Seller Meeting and the date of the Seller Meeting, give notice to Buyer of the Seller Meeting and allow Buyer’s representatives and legal counsel to attend the Seller Meeting;

(f)                 promptly advise Buyer, at such times as Buyer may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Seller Meeting, as to the aggregate tally of the proxies received by Seller in respect of the Seller Shareholder Resolution;

(g)                promptly advise Buyer of any communication (written or oral) from any Seller Shareholder in opposition to the Transaction, written notice of dissent, purported exercise or withdrawal of dissent rights, and written communications sent by or on behalf of Seller to any Seller Shareholder exercising or purporting to exercise dissent rights;

(h)               not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to dissent rights without the prior written consent of Buyer;

(i)                  not, without Buyer’s consent, change the record date for the Seller Shareholders entitled to vote at the Seller Meeting in connection with any adjournment or postponement of the Seller Meeting unless required by Law;

(j)                 ensure that the Seller Shareholder Resolution will be the first substantive matter on the agenda for the Seller Meeting, unless otherwise previously agreed to in writing by Buyer; and

(k)                at the request of Buyer from time to time, provide Buyer with a list (in both written and electronic form) of (i) the Seller Shareholders, together with their addresses and respective holdings of Seller Shares, (ii) the names, addresses and holdings of all Persons having rights issued by Seller to acquire Seller Shares (including holders of options to purchase Seller Shares) and (iii) participants and book‑based nominee registrants such as CDS & Co., CEDE & Co. and Depository Trust Company, and non‑objecting beneficial owners of Seller Shares, together with their addresses and respective holdings of Seller Shares (the “Seller Shareholder Details”).  The Buyer shall only use the Seller Shareholder Details in accordance with applicable securities laws in Canada and the United States.  The Seller shall from time to time require that its registrar and transfer agent furnish Buyer with such additional information, including updated or additional lists of Seller Shareholders, and lists of securities positions and other assistance as Buyer may reasonably request in order to be able to communicate with respect to the Transaction with the Seller Shareholders and with such other Persons as are entitled to vote on the Seller Shareholder Resolution.

2.2               Proxy Statement; Schedule 13e-3.

STOCK PURCHASE AGREEMENT - 4
115439161.13 0074720-00001

(a)                Subject to Buyer’s compliance with Section 2.2(e), Seller shall promptly, and no later than 15 days after the date of this Agreement, (i) prepare and complete, in consultation with Buyer, the notice of the Seller Meeting and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Seller Shareholders in connection with the Seller Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement (the “Proxy Statement”), together with any other documents required by Law in connection with the Seller Meeting and the Transaction and (ii) submit the Proxy Statement and any other required documents for review and approval by the TSX Venture Exchange.

(b)               Within five (5) business days following approval of the Proxy Statement by the TSX Venture Exchange, Seller shall file the Proxy Statement and any other required documents with the United States Securities and Exchange Commission (“SEC”). Buyer and Seller shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC an SEC Rule 13e-3 transaction statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(c)                As promptly as practicable after the occurrence of the SEC Clearance Event (as defined below), Seller shall cause the Proxy Statement, the Schedule 13e-3 and such other documents to be filed with applicable Canadian securities regulatory authorities and sent to each Seller Shareholder and other Person as required by Law. For the purposes of this section, “SEC Clearance Event” means the occurrence of the following (i) the passing of 10 calendar days following the initial filing with the SEC of the Proxy Statement without notification from SEC staff being received indicating that the SEC will review the Proxy Statement, or (ii) notification from SEC staff that the SEC has completed its review of the Proxy Statement.

(d)               Seller shall ensure that the Proxy Statement and the Schedule 13e-3 comply in all material respects with Law, including without limitation the requirements of the Exchange Act and the rules and regulations promulgated thereunder, do not contain any untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made (a “Misrepresentation”) (except that Seller shall not be responsible for any information included in the Proxy Statement and the Schedule 13e-3 related to Buyer or its respective affiliates or managers that was furnished by Buyer for inclusion in the Proxy Statement and the Schedule 13e-3) and provides the Seller Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Seller Meeting. Without limiting the generality of the foregoing, the Proxy Statement must include: (i) a copy of the Fairness Opinion, (ii) a statement that the Special Committee has received the Fairness Opinion, and has, after receiving legal and financial advice, unanimously recommended that the Seller Board approve this Agreement and that the Seller Shareholders vote in favour of the Seller Shareholder Resolution and (iii) a statement that the Seller Board has received the Fairness Opinion, and has unanimously, after receiving legal and financial advice and the recommendation of the Special Committee, determined that the Seller Shareholder Resolution is in the best interests of Seller and recommends that the Seller Shareholders vote in favour of the Seller Shareholder Resolution.

(e)               Seller, Buyer and the Company will cooperate and consult with each other in the preparation of the Proxy Statement and the Schedule 13e-3. Seller shall give Buyer and its legal counsel a reasonable opportunity to review and comment on drafts of the Proxy Statement and the Schedule

STOCK PURCHASE AGREEMENT - 5
115439161.13 0074720-00001

13e-3 and other related documents, and shall give reasonable consideration to any comments made by Buyer and its counsel, and agrees that all information relating solely to Buyer included in the Proxy Statement and the Schedule 13e-3 must be in a form and substance satisfactory to Buyer, acting reasonably. Seller shall as soon as reasonably practicable: (i) notify Buyer of the receipt of any comments from the SEC with respect to the Proxy Statement or the Schedule 13e-3 and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13e-3 or for additional information; and (ii) provide Buyer with copies of all written correspondence between Seller and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement and the Schedule 13e-3. Seller shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement and the Schedule 13e-3 as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC as promptly as reasonably practicable. Seller shall consult with Buyer prior to responding to SEC comments with respect to the preliminary Proxy Statement and the Schedule 13e-3.

(f)                 Buyer shall promptly provide all necessary information concerning Buyer that is required by Law to be included by Seller in the Proxy Statement and the Schedule 13e-3 or other related documents to Seller in writing, and shall ensure that such information does not contain any Misrepresentation.

(g)                Each Party shall promptly notify the other parties if it becomes aware that the Proxy Statement or the Schedule 13e-3 contains a Misrepresentation, or otherwise requires an amendment or supplement. The parties shall co‑operate in the preparation of any such amendment or supplement as required or appropriate, and Seller shall promptly mail, file or otherwise publicly disseminate, as required or appropriate, any such amendment or supplement to the Seller Shareholders and, if required by law, file the same with the any applicable securities authorities or any other Governmental Authority, as required.

3.                   Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by email exchange of documents and signatures (or their electronic counterparts) as may be appropriate within three (3) business days following approval of the Seller Shareholder Resolution (the date upon which the Closing takes place referred to herein as the “Closing Date”).  The Closing shall be deemed effective at 12:01 a.m. Mountain Time on the Closing Date, immediately following the execution and consummation of the Contribution Agreement.

4.                   Representations and Warranties of Seller.  Seller represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date hereof.  For purposes of this Section 4, “Seller's knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge of any director or officer of Seller, after due and diligent inquiry. For purposes of this Agreement, the term “Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

4.1               Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the Laws of Canada. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out Seller’s obligations hereunder and thereunder, and, subject to approval of the Seller Shareholder Resolution, to consummate the transactions contemplated hereby and thereby. Subject to approval of the Seller Shareholder Resolution, the execution and delivery by Seller of this Agreement and any other

STOCK PURCHASE AGREEMENT - 6
115439161.13 0074720-00001

Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. The Seller Shareholder Resolution is the only vote or consent of the holders of any class or series of Seller’s capital stock necessary to approve and adopt this Agreement and consummate the transactions contemplated hereby. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.2               Organization, Authority, and Qualification of the Company.  The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Idaho and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.  Section 4.2 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

4.3               Capitalization.

(a)                The authorized shares of the Company consist of 10,000 shares of common stock, of which 100 shares are issued and outstanding and constitute the Shares.  All the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.  Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)               All the Shares were issued in compliance with applicable Laws.  None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).  For purposes of this Agreement, “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(c)                There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

STOCK PURCHASE AGREEMENT - 7
115439161.13 0074720-00001

4.4               No Subsidiaries.  The Company does not have, or have the right to acquire, an ownership interest in any other Person.

4.5               No Conflicts or Consents.  Subject to approval of the Seller Shareholder Resolution, the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit (as defined in Section 4.16(b)), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

4.6               Financial Statements.  True and complete copies of the following financial statements (the “Financial Statements”) have been delivered to Buyer:

(a)                The unaudited balance sheet of the Company as of April 30 in each of the years 2020, 2021, and 2022 (such balance sheet as of April 30, 2022 is referred to herein as the “Balance Sheet” and the date of April 30, 2022 as the “Balance Sheet Date”) and the related statements of income and retained earnings for the years then ended.

The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved.  The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

4.7               Undisclosed Liabilities.  The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which do not, individually or in the aggregate, exceed $10,000.

4.8               Cancellation of the Company Debt.  The consummation of the Contribution Agreement as of the Closing Date immediately prior to the consummation of this Agreement shall effectively (i) transfer from Seller to the Company all of Seller’s right, title and interest in and to the right to receive payment of the Company Debt, (ii) cancel and forgive in its entirety the Company Debt, and (iii) release the Company from any and all obligations under the Company Loan and with respect to the Company Debt.  As of the Closing Date and after giving effect to the closing of the Contribution Agreement, the Company shall have no debts, liabilities or other obligations of any kind to Seller.

STOCK PURCHASE AGREEMENT - 8
115439161.13 0074720-00001

4.9               Absence of Certain Changes, Events, and Conditions.  Since the Balance Sheet Date, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company and the Company has operated its businesses only consistent with the past practices of the Company and has taken action in the ordinary course of the normal day to day operations of the business of the Company.  Since the Balance Sheet Date, the Company has not transferred, assigned, sold or otherwise disposed of any material assets shown or reflected in its Financial Statements or cancelled any material debts or entitlements, has not declared or paid any dividends or declared or made any other payments or distribution on or in respect of any of its shares or authorized, agreed or otherwise become committed to do any of the foregoing.

4.10            Fairness Opinion.  As of the date hereof:

(a)                the Fairness Opinion has been delivered to the Special Committee;

(b)               the Fairness Opinion has been delivered to the Seller Board; and

(c)                the Company has been authorized by the Financial Advisor to permit inclusion of the Fairness Opinion and reference thereto in the Proxy Statement.

4.11            Material Contracts.

(a)                Section 4.11(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 4.12(a)), being “Material Contracts”), including the following:

(a)                each Contract of the Company involving aggregate consideration to be paid or received by the Company in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(b)               all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 4.20(a)), environmental, or other Liability of any Person;

(c)                all Contracts relating to Intellectual Property (as defined in Section 4.13(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(d)               except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(e)               all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

STOCK PURCHASE AGREEMENT - 9
115439161.13 0074720-00001

(f)                 all Contracts relating to any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management, sharing of profit or losses or control of any partnership, strategic alliance or joint venture;

(g)                all Contracts relating to the acquisition or disposition of any assets, business or real property (whether by merger, sale of stock, sale of assets or otherwise) that are material to the Company, taken as a whole, and with respect to which the Company has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(h)               all Contracts with a Governmental Authority or with any other Person that is a subcontract relating to a Contract between such Person and a Governmental Authority;

(i)                  all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party; and

(j)                 any other Contract that is material to the Company and not required to be disclosed pursuant to the foregoing clauses (i) through (ix).

(b)               Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, except as enforceability may be limited by general equitable principles.  None of the Company or, to the best of Seller’s knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), any Material Contract.  None of Seller, the Company, or any other party to any Material Contract has provided or received any notice of any intention to terminate any Material Contract.  Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

4.12            Real Property; Title to Assets.

(a)                The Company does not own any real property. Section 4.12(a) of the Disclosure Schedules lists all real property in which the Company has a leasehold (or sub-leasehold) interest (together with all buildings, structures, and improvements located thereon, and all water and water rights, mineral rights, easements and hereditaments appurtenant thereto, the “Real Property”), including each Contract relating to the Company’s leasehold interest in each parcel of Real Property.  Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)               The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date).  All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 4.12(b) of the Disclosure Schedules. Each lease of Real Property is the legal, valid, binding and enforceable obligation of the Company and, to Seller’s knowledge, each other party thereto, and is in full force and effect, and the Company has complied with the terms of each such lease through and including the date of this Agreement.

(c)                Each of the Real Properties is in good standing before all relevant Governmental Authorities with respect to: (i) all obligations to file, register, or deliver any proof(s) of basic mining

STOCK PURCHASE AGREEMENT - 10
115439161.13 0074720-00001

forms, mining and environmental bonds, mining permits, reports, responses to any regulatory enquiries or inspections and assessment works or equivalent carried out at or in connection with any Real Properties as required by applicable Laws, (ii) any obligations to pay surface fees royalties, mining duties and/or Taxes as required by applicable Laws, (iii) any requirements under the environmental permits and the Environmental Laws, and (iv) all orders of a Governmental Authority relating to a Real Property. To the knowledge of the Company, there is no outstanding order from any Governmental Authority requiring payment or compliance with any obligation related to any Real Property and the Company has not received any communication in respect thereof.

(d)               To the knowledge of Seller, the Real Properties are sufficient in duration, scope, content and effect to permit the Company to conduct all activities currently contemplated to be conducted by them.

(e)               The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property.  The use of the Real Property in the conduct of the Company's business does not violate any Law, covenant, condition, restriction, easement, license, permit, or Contract and no improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

(f)                 No Real Properties or assets of the Company has been taken or appropriated by any Governmental Authority, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of Seller, is there any intent or proposal to give any such notice or to commence any such proceeding.

4.13            Intellectual Property.

(a)                “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)               Section 4.13(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing, that are owned by the Company (the “Company IP Registrations”) as well as all material unregistered Intellectual Property.  The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances.  All the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect.  The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)                The conduct of the Company’s business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person.  To the best of Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

STOCK PURCHASE AGREEMENT - 11
115439161.13 0074720-00001

4.14            Insurance.  Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or the Company relating to the assets, business, operations, employees, officers, or directors of the Company (collectively, the “Insurance Policies”).  Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage.  Neither the Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have been paid.  Neither the Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

4.15            Legal Proceedings; Governmental Orders.

(a)                There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller's knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  To the best of Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.  For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b)               There are no outstanding Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

4.16            Compliance with Laws; Permits.

(a)                The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)               All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for the Company to conduct its business as it has been or is currently conducted, including, without limitation, leasing or operating any of the Real Property as it has been or is currently operated by the Company, have been obtained and are valid and in full force and effect.  Section 4.16(b) of the Disclosure Schedules list all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

STOCK PURCHASE AGREEMENT - 12
115439161.13 0074720-00001

4.17            Environmental Matters.

(a)                The Company has complied, and is now complying, with all applicable Environmental Laws.  Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any applicable Environmental Law or any applicable Law regarding Hazardous Substances.

(b)               There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release by Seller, the Company or any Affiliate of Seller of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no, and have not been, any Hazardous Substances unlawfully in, on, or about any real property currently or formerly owned, leased, or used by the Company, during the period that the Company owned, leased or used the real property or, to Seller’s knowledge, during any period prior thereto. No real property owned, lease or used by the Company is or was materially affected in any way by any Hazardous Substances during the period it was owned, leased or used by the Company or, to Seller’s knowledge, during any period prior thereto. To Seller’s knowledge, there are no Hazardous Substances migrating to any real property currently or formerly owned, leased, or used by the Company.  Schedule 4.17(b) sets forth the Operations and Reclamations Plan of the Company.

(c)                As used in this Agreement: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

4.18            Employee Benefit Matters.

(a)                Except as set forth in Section 4.18(a) of the Disclosure Schedules, the Company has not established, maintained, sponsored, or contributed to any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, nor any supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, or other similar agreement, plan, policy, program, practice, or arrangement (each, a “Benefit Plan”).

(b)               The Company has not incurred, and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation.

(c)                Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment, except for those payments that have or

STOCK PURCHASE AGREEMENT - 13
115439161.13 0074720-00001

will be disclosed to Buyer; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.19            Employment Matters.

(a)                Section 4.19(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual's title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) all fringe benefits provided to each such individual.  All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full.

(b)               The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company.  There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)                The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

4.20            Taxes.

(a)                Except as set forth in Schedule 4.20(a), all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed.  Except as set forth in Schedule 4.20(a), such Tax Returns are true, correct, and complete in all respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.  Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after December 31, 2017.  The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

STOCK PURCHASE AGREEMENT - 14
115439161.13 0074720-00001

(b)               The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)                There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

4.21            Books and Records. All the minute books and share records and transfer books of the Company are correct and complete, are currently maintained in accordance with applicable Laws and have been made available to Buyer.

4.22            Anti-Money Laundering. The activities of the Company are and have been conducted at all times in compliance with the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency to which they are subject (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is, to the knowledge of Seller, pending or threatened.

4.23            Foreign Corrupt Practices. With respect to the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”):

(a)                the Company or, to the knowledge of Seller, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company, is not aware of or has not taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or the CFPOA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or the CFPOA;

(b)               the Company has instituted and maintains policies and procedures designed to ensure compliance with the FCPA and the CFPOA; and

(c)                the Company or, to the knowledge of Seller, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company, has not (i) conducted or initiated any review, audit or internal investigation that concluded that the Company or any of its directors, officers, agents, employees, affiliates or other persons acting on behalf of the Company have violated the FCPA or the CFPOA, or (ii) made a voluntary or involuntary disclosure to any Governmental Authority responsible for enforcing the FCPA or the CFPOA, in each case with respect to any alleged act or omission arising under or relating to non compliance with either the FCPA or the CFPOA, or received any notice, request or citation from any Governmental Authority alleging non compliance with the FCPA or the CFPOA, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.24            Material Adverse Effect.  Seller does not have knowledge of any material fact or applicable Laws or governmental position, or any announced, pending or contemplated change thereto or any announced, pending or contemplated new law or regulation or governmental position that, in any of these cases, would reasonably be expected to have a Material Adverse Effect.

STOCK PURCHASE AGREEMENT - 15
115439161.13 0074720-00001

4.25            Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.26            Full Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.                   Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that the statements contained in this Section 5 are true and correct as of the date hereof.  For purposes of this Section 5, “Buyer's knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual knowledge of any director or officer of Buyer, after due inquiry.

5.1               Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Idaho.  Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

5.2               No Conflicts; Consents.  The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of organization, operating agreement, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

5.3               Investment Purpose.  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

STOCK PURCHASE AGREEMENT - 16
115439161.13 0074720-00001

5.4               Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

6.                   Covenants.

6.1               Confidentiality.  From and after the date hereof, Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation.  If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.2               Non-Competition; Non-Solicitation.

(a)                For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the United States (the “Restricted Territory”) in any business engaged directly or indirectly in a business substantially similar to, or competitive with, the business of the Company as it is conducted or is proposed to be conducted as of the date hereof, including, without limitation, the business of mining, processing, selling and distributing clay, quartz, mica, feldspar, kaolinite and halloysite; but excluding all other minerals, or (ii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Seller acknowledges that the Company’s business has been conducted or is proposed to be conducted as of the date hereof throughout the Restricted Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s business.

(b)               During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.2(b) shall prevent Seller or any of its Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c)                Seller acknowledges that a breach or threatened breach of this Section 6.2 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

STOCK PURCHASE AGREEMENT - 17
115439161.13 0074720-00001

(d)               Seller acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order.  The covenants contained in this Section 6.2 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.3               Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

7.                   Tax Matters.

7.1               Tax Covenants.

(a)                Without the prior written consent of Buyer, Seller shall not take any of the following actions on behalf of the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of such Straddle Period beginning after the Closing Date.

(b)               Except for the FIRPTA Withholding, all transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due.  The FIRPTA Withholding shall be paid as set forth in Section 1.3.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)                Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

STOCK PURCHASE AGREEMENT - 18
115439161.13 0074720-00001

7.2               Straddle Period.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, use or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period. For purposes of this Agreement, a “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

7.3               Termination of Existing Tax Sharing Agreements.  There are no Tax sharing agreements, Tax indemnity agreements or other similar Contracts with respect to or involving the Company.

7.4               Tax Indemnification.  Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 9.1) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this Section 7; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined above) except those Taxes set out in the Disclosure Schedule; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.  In each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 7.4 within ten business days after payment of such Taxes by Buyer or the Company and provision of such documentation by Buyer in connection therewith, provided, however, Seller shall have no liability for any Taxes paid by Buyer to the extent Seller is prejudiced by Buyer not providing Seller with a commercially reasonable opportunity to evaluate, defend, dispute, or otherwise negotiate with respect to such Taxes (it being agreed that thirty (30) days advance written notice of any claims for Taxes shall be a sufficient, but not necessarily minimum, notice period).

7.5               Cooperation and Exchange of Information.  Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7 or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents.  Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

STOCK PURCHASE AGREEMENT - 19
115439161.13 0074720-00001

7.6               Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.20 and this Section 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

8.                   Conditions to Closing.

8.1               Conditions to Obligations of All Parties. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (if permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)                The Seller Shareholder Resolution shall have been approved by the Seller Shareholders at the Seller Meeting.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

8.2               Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)                The representations and warranties of Seller contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date other than the date hereof, the accuracy of which shall be determined as of that specified date in all material respects).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               Since the date of this Agreement, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

(e)               Seller shall have delivered to Buyer a stock certificate evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

STOCK PURCHASE AGREEMENT - 20
115439161.13 0074720-00001

(f)                 Seller shall have delivered to Buyer a certificate of the secretary (or other officer) of Seller certifying: (i) that attached thereto are true and complete copies of the resolutions of the Seller Board, the Seller Shareholders, the Company and the shareholder of the Company, authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(g)                Seller shall have delivered to Buyer resignations of the directors and officers of the Company, effective as of the Closing Date.

(h)               Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business.

(i)                  Seller shall have delivered to Buyer a copy of the Contribution Agreement, dated as of the Closing Date, duly executed and delivered by the parties thereto.

(j)                 Any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority, in each case in connection with the Transaction shall have been obtained, including approval of the TSX Venture Exchange.

(k)                Dissent rights shall not have been validly exercised (and not withdrawn) with respect to more than 5% of the issued and outstanding Seller Shares.

(l)                No Material Adverse Effect shall have occurred. For the purposes of this Agreement, a  “Material Adverse Effect” is any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, states of facts or circumstances that is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Company, taken as a whole, except any such change, event, occurrence, effect, or circumstance resulting from or arising in connection with: (1) any change in general global economic, business, regulatory, political or market conditions; (2) any change in GAAP or laws that are of a generally applicable nature; (3) any changes in currency or exchange rates; (4) any natural disaster, epidemic, pandemic, commencement or continuation of war, armed hostilities or acts of terrorism; (5) any action taken (or omitted to be taken) by the Company which is required to be taken (or omitted to be taken) pursuant to this Agreement; (6) any actions taken (or omitted to be taken) upon the written request or with the prior written consent of the Buyer; (7) any change solely attributable to the announcement of the transactions contemplated hereby; or (8) the failure of the Company to meet any internal or published projections, forecasts, guidance or estimates of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (it being understood that the causes underlying such failure may be taken into account in determining whether a Material

STOCK PURCHASE AGREEMENT - 21
115439161.13 0074720-00001

Adverse Effect has occurred); provided, however, that (i) with respect to the foregoing clauses (1) through (4), such matter does not have a disproportionate effect on the Company, taken as a whole, relative to other companies and entities operating in the industry in which the Company operates; (ii) notwithstanding anything to the contrary herein, any termination, suspension, revocation, material limitation or similar action by any Governmental Authority with respect to any of the Real Properties shall each be deemed to be a Material Adverse Effect; and (iii) unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

(m)             Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(n)               Seller shall have delivered to Buyer all other Transaction Documents to which Seller is a party as otherwise set forth in this Agreement and/or in a closing checklist agreed upon by the parties in connection with this Agreement, or as Buyer otherwise reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.3               Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                The representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date other than the date hereof, the accuracy of which shall be determined as of that specified date in all material respects).

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                Buyer shall have delivered to Seller a certificate of the Secretary (or other officer) of the manager of the sole member of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the sole member of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of the manager of the sole member of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(d)               Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(e)               Buyer shall have delivered to Seller all other Transaction Documents to which Buyer is a party as otherwise set forth in this Agreement and/or in a closing checklist agreed upon by the parties in connection with this Agreement, or as Seller otherwise reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

STOCK PURCHASE AGREEMENT - 22
115439161.13 0074720-00001

9.                   Indemnification.

9.1               Indemnification by Seller.  Subject to the other terms and conditions of this Section 9, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents;

(b)               any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents; or

(c)                any third party claim based upon, resulting from or arising out of (but only to the extent based upon, resulting from or arising out of) the business, operations, properties, assets or obligations of the Company conducted or arising on or prior to the Closing Date.

9.2               Indemnification by Buyer.  Subject to the other terms and conditions of this Section 9,, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)               any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or the other Transaction Documents.

9.3               Indemnification Procedures.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”).  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense.  If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of such defense or settlement to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.  The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

STOCK PURCHASE AGREEMENT - 23
115439161.13 0074720-00001

9.4               Survival.  Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, however, that the representations and warranties in (a) Section 4.1 (Authority of Seller), Section 4.3 (Capitalization), Section 4.21 (Seller Brokers), Section 5.1 (Authority of Buyer), and Section 5.4 (Buyer Brokers) shall survive indefinitely; (b) Section 4.17 (Environmental) shall survive for a period of three years after the Closing; and (c) Section 4.18 (Employee Benefits) and Section 4.20 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.  Subject to Section 7, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein.  Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.5               Tax Claims.  Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Section 7) shall be governed exclusively by Section 7.

9.6               Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

9.7               Cumulative Remedies.  The rights and remedies provided for in this Section 9 (and in Section 7) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

10.               Termination.

10.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of the parties hereto;

(b)               by Buyer by written notice to Seller if:

(a)                Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller's receipt of written notice of such breach from Buyer;

STOCK PURCHASE AGREEMENT - 24
115439161.13 0074720-00001

(b)               the Seller Board or any committee of the Seller Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within three Business Days after having been requested in writing by Buyer, acting reasonably, to do so, the Board Recommendation, or the Seller Board or any committee of the Seller Board resolves or proposes to take any of the foregoing actions; or

(c)                any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                by Seller by written notice to Buyer if:

(a)                Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or

(b)               any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2022, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

10.2            Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                as set forth in this Section 10 and Section 6.1 and Section 11 hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any fraud, intentional misrepresentations, or willful breach of any provision hereof.

11.               Miscellaneous.

11.1            Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

11.2            United States Dollars. References herein to “dollars” or “$” shall mean United States dollars.

11.3            Notices.  All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date shown on the applicable email when delivered by email transmission, provided that no “bounce back” or similar error message is received with respect to such email transmission, if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

STOCK PURCHASE AGREEMENT - 25
115439161.13 0074720-00001

If to Seller:	I-Minerals Inc. Suite 880, 580 Hornby Street Vancouver, BC, V6C 3B6, Canada Attention: John Theobald Email: [redacted]
with a copy (which shall not constitute notice) to:	O’Neill Law LLP Suite 704, 595 Howe Street Vancouver, BC V6C 2T5, Canada Attention: Charles Hethey Email: [redacted]
If to Buyer:	BV Lending, LLC Attention: Cortney Liddiard 2194 Snake River Parkway, Suite 300 Idaho Falls, Idaho 83402 P.O. Box 51298 Idaho Falls, Idaho 83405
with copies (which shall not constitute notice) to:	BV Lending, LLC Attention: Thel Casper 2194 Snake River Parkway, Suite 300 Idaho Falls, Idaho 83402 P.O. Box 51298 Idaho Falls, Idaho 83405
Kris Ormseth Stoel Rives LLP 101 S. Capitol Blvd., Suite 1900 Boise, Idaho 83702 Email: [redacted]

11.4            Interpretation; Headings.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.5            Disclosure Schedules.  A qualification or exception set forth in the Disclosure Schedules to any representation, warranty, or covenant contained in this Agreement shall not be construed as a qualification or exception to any other representation, warranty, or covenant contained in this Agreement unless the qualification or exception expressly refers to the other representation, warranty, or covenant or it is reasonably apparent on its face that such qualification or exception applies to the other representation, warranty or covenant.

STOCK PURCHASE AGREEMENT - 26
115439161.13 0074720-00001

11.6            Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

11.7            Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.8            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

11.9            Amendment and Modification; Waiver.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof.  No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

11.10        Governing Law; Submission to Jurisdiction.  All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Idaho without giving effect to any choice or conflict of law provision or rule (whether of the State of Idaho or any other jurisdiction).  Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Idaho in each case located in Ada County, Idaho, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

11.11        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

STOCK PURCHASE AGREEMENT - 27
115439161.13 0074720-00001

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: I-Minerals Inc., a Canadian corporation By: "John Theobald" Name: John Theobald Title: CEO, President and Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
115439161.13 0074720-00001

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

BV Lending, LLC,

an Idaho limited liability company

By: Ball Ventures, LLC

Its: Member

By: BV Management Services, Inc.

Its: Manager

By:  "Cortney Liddiard”

Name: Cortney Liddiard

Title: President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
115439161.13 0074720-00001

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: i-minerals USA, inc., an Idaho corporation By: "John Theobald" Name: John Theobald Title: Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
115439161.13 0074720-00001

EXHIBIT A

Definitions Cross-Reference Table

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Loan Agreements	Recitals
Actions	Section 4.15(a)
Affiliate	Section 4.14
Agreement	Preamble
Anti-Money Laundering Laws	Section 4.22
Balance Sheet	Section 4.6
Balance Sheet Date	Section 4.6
Benefit Plan	Section 4.18(a)
Board Recommendation	Recitals
Buyer	Preamble
CFPOA	Section 4.23
Closing	Section 3
Closing Date	Section 3
Code	Section 4.18(b)
Company	Preamble
Company Debt	Recitals
Company Loan	Recitals
Company Intellectual Property	Section 4.13(b)
Company IP Registrations	Section 4.13(b)
Contracts	Section 4.5
Contribution Agreement	Recitals
Control	Section 4.15
Disclosure Schedules	Section 4
Encumbrance	Section 1.1
Environmental Laws	Section 4.17(c)
ERISA	Section 4.18(a)
Fairness Opinion	Recitals
FCPA	Section 4.23
Financial Advisor	Recitals
Financial Statements	Section 4.6
FIRPTA Note	Section 1.3
FIRPTA Withholding	Section 1.3
GAAP	Section 4.6
Governmental Authority	Section 4.3(b)
Governmental Order	Section 4.5
Hazardous Substances	Section 4.17(c)
Insurance Policies	Section 4.14
Intellectual Property	Section 4.13(a)
IRS	Section 1.3
Law	Section 4.5
Liabilities	Section 4.7
Losses	Section 7.4

115439161.13 0074720-00001

Material Adverse Effect	Section 8.2(l)
Material Contracts	Section 4.11(a)
Misrepresentation	Section 2.2(c)
Permits	Section 4.16(b)
Person	Section 4.3(b)
Pre-Closing Tax Period	Section 7.2
Proxy Statement	Section 2.2(a)
Purchase Price	Section 1.2
Real Property	Section 4.12(a)
Refunded Amount	Section 1.3
Representatives	Section 6.1
Restricted Period	Section 6.2(a)
Restricted Territory	Section 6.2(a)
SEC	Section 2.2(a)
SEC Clearance Event	Section 2.2(b)
Securities Act	Section 5.3
Seller	Preamble
Seller Board	Recitals
Seller Debt	Recitals
Seller Meeting	Section 2.1(a)
Seller Shareholders	Recitals
Seller Shareholder Resolution	Recitals
Seller Shares	Recitals
Shares	Recitals
Special Committee	Recitals
Straddle Period	Section 7.1(a)
Supporting Seller Shareholders	Recitals
Taxes	Section 4.20(a)
Tax Records	Section 7.5
Tax Returns	Section 4.20(a)
Transaction	Recitals
Transaction Documents	Section 8.2(f)
Union	Section 4.19(b)